Tuesday, June 27, 2023

Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Annual General Meeting of Shareholders to be held at our offices at the Advanced Technology Center, Haifa, Israel, on Tuesday, August 8, 2023 at 2:00 p.m. Israel time.

The agenda of the meeting and the proposals to be voted on are described in the accompanying Proxy Statement. For the reasons described in the Proxy Statement, the Board of Directors recommends that you vote “FOR” the proposals as specified in the enclosed proxy card.

We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented at the meeting. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are held in “street name” (i.e., through a broker or other nominee), please follow the instructions on your voting instruction form in order to submit it to your broker or nominee. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”), you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.

All of our shareholders are invited to review our audited consolidated financial statements for the fiscal year ended December 31, 2022, which will be presented for discussion at the meeting and which are included in our Annual Report on Form 20-F, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) on May 1, 2023 (the “2022 Annual Report”). Shareholders may receive a hard copy of the 2022 Annual Report, free of charge, upon request to our Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. The 2022 Annual Report and the financial statements included therein are not a part of the Proxy Statement. The SEC maintains an Internet site (https://www.sec.gov/) that contains reports, proxy and information statements and other information that registrants such as us file electronically with the SEC. Shareholders may also review a copy of our filings with the ISA, including the 2022 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, the website of the TASE at https://maya.tase.co.il/ and on our website at www.elbitsystems.com.

Thank you for your cooperation.

Very truly yours,

MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.

NOTICE OF THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS

Haifa, Israel
June 27, 2023
This is notice that the Annual General Meeting of Shareholders (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Tuesday, August 8, 2023 at 2:00 p.m. Israel time.

It is proposed that at the Meeting the shareholders adopt resolutions for the following purposes (each referred to as the “Proposal” and collectively the “Proposals”):

(1)to elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law 5759-1999, to serve until the close of the next Annual General Meeting of Shareholders: Mr. Michael Federmann, Mr. Ehud (Udi) Adam, Mrs. Rina Baum, Mr. David Federmann, Mrs. Tzipi Livni, Mr. Dov Ninveh and Prof. Ehood (Udi) Nisan;
(2)to re-elect Mr. Noaz Bar Nir to an additional three-year term as an External Director;
(3)to approve the extension of the indemnification letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on December 1, 2023;
(4)to approve the extension of the exemption letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on April 7, 2024; and
(5)to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2023, and until the close of the next Annual General Meeting of Shareholders.

Further details with respect to the Proposals are included in the accompanying Proxy Statement. In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

The approval of each Proposal is subject to the majority requirements as set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on Monday, July 3, 2023 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. All shareholders are cordially invited to attend the Meeting in person.

Shareholders may vote their shares by attending the Meeting and voting their shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable) or in some cases by casting an electronic vote, as described below. A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting. Shareholders who hold their shares in “street name” may either direct the record holder of their shares how to vote their shares (by completing a voting instruction form) or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s shares ownership on the Record Date.

A shareholder whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) is required to prove share ownership in order to vote their shares in person at the Meeting or by proxy. Each such shareholder must provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate at a branch of the TASE member or by mail (in consideration of mailing fees only), and is also entitled to receive, at no charge, a link to the text of the proxy card and to any Position Statement (as defined below) posted on the website of the ISA (unless the shareholder has notified the TASE member prior to the Record Date that the shareholder is not so interested with respect to a particular securities account).

The ISA has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through this system, following a registration process, no later than six (6) hours before the Meeting, i.e., by Tuesday, August 8, 2023, at 8:00 a.m., Israel time.

Shareholders are permitted to express their position on the Proposals by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Friday, July 28, 2023.

A form of the proxy card and a copy of each Position Statement submitted will be available to the public on the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at https://maya.tase.co.il/ and on the website of the SEC at https://www.sec.gov/. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted.

A copy of the accompanying Proxy Statement, which includes the full version of the Proposals, may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972-77-2945358) between 9:00 a.m. and 4:00 p.m., Israel time, Sunday – Thursday. The Proxy Statement may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at https://maya.tase.co.il/, on the website of the SEC at https://www.sec.gov/ and on our website at www.elbitsystems.com.

By Order of the Board of Directors,

MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539 Haifa 3100401, Israel

PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, nominal value 1.00 New Israeli Shekel (“NIS”) per share (the “Shares”), of Elbit Systems Ltd. (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for use at the Company’s Annual General Meeting of Shareholders to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Tuesday, August 8, 2023, at 2:00 p.m., Israel time (the “Meeting”), or at any adjournment or postponement of the Meeting, as specified in the accompanying Notice of the Company’s Annual General Meeting of Shareholders.

It is proposed that at the Meeting the shareholders adopt resolutions for the following purposes (each referred to as a “Proposal” and, collectively, as the “Proposals”):

1.to elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law 5759-1999, to serve until the close of the next Annual General Meeting of Shareholders: Mr. Michael Federmann, Mr. Ehud (Udi) Adam, Mrs. Rina Baum, Mr. David Federmann, Mrs. Tzipi Livni, Mr. Dov Ninveh and Prof. Ehood (Udi) Nisan;
2.to re-elect Mr. Noaz Bar Nir to an additional three-year term as an External Director;
3.to approve the extension of the indemnification letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on December 1, 2023;
4.to approve the extension of the exemption letters of Mr. Michael Federmann and Mr. David Federmann, for an additional three years commencing on April 7, 2024; and
5.to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2023, and until the close of the next Annual General Meeting of Shareholders.

In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.

QUORUM AND VOTING REQUIREMENTS

Only shareholders of record at the close of business on Monday, July 3, 2023 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. Mailing of this Proxy Statement and the accompanying materials will commence on or about July 3, 2023.

On June 20, 2023, the Company had forty-four million three hundred forty seven thousand six hundred forty eight (44,347,648) Shares outstanding. Each Share is entitled to one vote on each of the matters presented to our shareholders at the Meeting.

The Meeting will be properly convened with a quorum if at least two (2) shareholders are present in person, by proxy or by a voting instrument, holding or representing, in the aggregate, at least one-third (1/3) of the issued voting Shares. If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given to the shareholders by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) shareholders who together represent at least ten percent (10%) of the shareholders’ voting power, present in person, by proxy or by a voting instrument, will be considered a quorum.

Joint holders of Shares should note that, according to the Company’s Articles of Association, the vote, whether in person, by proxy or by a voting instrument, of the senior of the joint holders of any voted Share will be accepted over any vote(s) of the other joint holders of that Share. For this purpose, seniority will be determined by the order in which the joint holders’ names appear in the Company’s Register of Shareholders.

The approval of each of Proposals 1 and 5 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

The approval of each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes a majority of the Shares voted at the Meeting by shareholders who are not Controlling Shareholders (as defined below) and do not have a Personal Interest (as defined below) in the approval of the Proposal (except for a Personal Interest that does not result from such shareholder’s relations with the Controlling Shareholder), disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.
Under the Companies Law, “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding a company’s shares and includes a Personal Interest of any person voting pursuant to a proxy provided to him or her by another person with respect to the proposal, even if the person providing the proxy does not have a Personal Interest. The vote of a person who is voting by a proxy provided to him or her on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means a person’s spouse, brother or sister, parent, grandparent, descendant, such persons spouse’s descendant, brother, sister or parent, or the spouse of any of the above.
“Interested Party” means any person that either:
(a) holds five percent (5%) or more of an entity’s issued share capital or voting rights;
(b) has the right to appoint a director to an entity’s board of directors or the chief executive officer thereof; or
(c) is a member of an entity’s board of directors or serves as the chief executive officer thereof.
“Controlling Shareholder” means, for purposes of each of Proposals 2, 3, 4 and elsewhere as specifically referenced in this proxy statement, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer. In addition, solely for purpose of the voting requirement of each of Proposals 2, 3 and 4, “Controlling Shareholders” includes any shareholder holding 25% or more of the Company's voting rights at the General Meeting, so long as there is no other person who holds more than 50% of the voting rights in the Company. For the purpose of this definition, two or more persons who hold rights in the Company, and each of whom has a personal interest in approval of the same transaction by the Company, shall be considered as a single holder.
In connection with the above and for the purpose of each of Proposals 2, 3 and 4, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a Controlling Shareholder or has a Personal Interest in the approval of such Proposal. Failure to advise or indicate as described above will require the Company to assume that such shareholder has a Personal Interest in the approval of such Proposal, and disqualify such shareholder’s vote on the Proposal. The Company may not assume that a shareholder who signs and returns a proxy card without a specific indication as to the lack of Personal Interest of such shareholder, has no Personal Interest with respect to each of Proposals 2, 3, or 4.

VOTING BY PROXY AND ELECTRONIC VOTING

Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable), or in some cases by casting an electronic vote, as described below.

A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. By appointing a “proxy” or, with respect to “street name” beneficial owners, by returning a properly completed voting instruction form, shareholders may have their Shares voted at the Meeting whether or not they attend. If a properly executed proxy card in the attached form is received by the Company at least four (4) hours prior to the Meeting, the Shares represented by the proxy will be voted in the manner directed by the persons designated as proxies. “Street name” beneficial owners of Shares should return their voting instruction form by the date and time set forth therein. Shareholders who, at the close of business on the Record Date, either (i) hold Shares through a bank, broker or other holder of record that itself is a Company shareholder or (ii) appear on a participant list of a securities depository with respect to Shares, are considered to be beneficial owners of Shares held in “street name.”

Shareholders who hold their Shares in “street name” may either direct the record holder of their Shares how to vote their Shares (by completing a voting instruction form), or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Share ownership on the Record Date. Shareholders who hold their Shares through a member of the Tel Aviv Stock Exchange (the “TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the Record Date, prepared in accordance with the requirements of the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000.

Shareholders are requested to complete, date and sign the enclosed proxy card or (as applicable) the voting instruction form, and return them promptly. Even if you plan to attend the Meeting, we recommend that you also submit your proxy card or voting instruction form as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Meeting.

If you receive a proxy card and provide specific instructions (by marking a box on the proxy card) with regard to a Proposal, your Shares will be voted as you instruct. Unless otherwise indicated on the proxy card or in the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the Proposals. Abstentions will not be treated as either a vote “for” or “against” a Proposal, although they will be counted to determine if a quorum is present. Thus, if you sign and return your proxy card (or complete your electronic vote) without giving specific instructions with respect to a Proposal, your Shares will be voted in favor of such Proposal.

If you are a “street name” holder and you sign and return your voting instruction form without giving specific instructions with respect to a Proposal, your broker will not be permitted to vote your Shares with respect to such Proposal (commonly referred to as a “broker non-vote”). In such circumstances, your Shares will be included in determining the presence of a quorum at the Meeting but will not be considered “present” for the purpose of voting on such Proposal. Such Shares have no impact on the outcome of the voting on such Proposal.
If you sign and return your proxy card or voting instruction form, the persons named as proxies will vote in their discretion on any matters other than the Proposals that may properly come before the Meeting.
The Israel Securities Authority (the “ISA”) has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the Meeting.
Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date (if received by the Company at least four (4) hours prior to the Meeting), or by voting through the electronic voting system on a later date (if done at least six (6) hours prior to the Meeting), or by voting in person at the Meeting. If you hold your Shares in “street name,” you may change your voting instructions by following the directions provided to you by your broker, bank or other nominee.

Solicitation of proxies will be made primarily by mail; however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.

This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Concessions for Companies Whose Shares are Listed on a Stock Exchange Outside of Israel), 5760-2000 (the “Concessions Regulations”).

POSITION STATEMENTS

Shareholders are permitted to express their position on the Proposals by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Friday, July 28, 2023. Reasonable costs incurred by the Company in connection with a Position Statement will be borne by the submitting shareholder.

Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies in the proxy card intend to vote in accordance with their best judgment on such matters. One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Wednesday, July 5, 2023. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 20, 2023, we had forty-four million three hundred forty seven thousand six hundred forty eight (44,347,648) Shares outstanding. The following table sets forth specific information as of June 20, 2023, to the best of our knowledge, concerning:

•beneficial ownership of more than 5% of our outstanding Shares; and

•the number of Shares beneficially owned by all of our executive officers and directors as a group. Shares that a person has the right to acquire within 60 days of June 20, 2023 through the exercise of options under the 2018 Equity Plan (see footnote (6) below) are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and Board members as a group.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Ownership(1)

Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel	19,580,342(2)	44.15%

1832 Asset Management L.P. Scotiabank North, 40 Temperance St., 16 floor Toronto, Ontario Canada M5C 0B4	2,243,990(3)	5.06%

Clal Insurance Enterprises Holdings Ltd. 36 Raul Walenberg St. Tel-Aviv, Israel	2,234,996(4)	5.04%

All executive officers and directors as a group (24 persons)	123,901(5)(6)	less than 1%

(1)    Based on 44,347,648 Shares outstanding as of June 20, 2023.

(2)    Includes 3,836,458 Shares held by Heris Aktiengesellschaft (Heris). Heris is owned, directly and indirectly, by Federmann Enterprises Ltd. (FEL). FEL is controlled by Beit Federmann Ltd. (BFL). BFL is controlled by Beit Bella Ltd. (BBL) and Beit Yekutiel Ltd. (BYL). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the chair of Elbit Systems’ Board and the chair of the board and the chief executive officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL (approximately 44.15% of our outstanding Shares). In addition, Michael Federmann is the trustee of a trust on behalf of his sister, Irith Federmann-Landeau, that holds an indirect non-voting economic interest of approximately 7.7% in our outstanding Shares through an indirect approximately 17.5% non-voting interest in FEL. Michael Federmann and his sons, David (who also serves as a member of the Elbit Systems Board), Gideon and Daniel Federmann, collectively hold an indirect economic interest equivalent to approximately 27.3% of our outstanding Shares, with Michael Federmann holding an approximately 7.6% economic interest and each of his sons an approximately 6.6% economic interest. In connection with loans obtained from time to time by FEL from two Israeli banks, FEL has pledged to the banks an aggregate of 3,000,000 of our Shares as security for the loans.

(3)    Pursuant to a Schedule 13G filed by 1832 Asset Management L.P. with the SEC on January 31, 2023, the Shares are held within mutual funds or other client accounts managed by 1832 Asset Management L.P., acting as portfolio manager.

(4)    Pursuant to a Schedule 13G filed by Clal Insurance Enterprises Holdings Ltd. (“Clal”) with the SEC on January 25, 2023, the Shares beneficially owned by Clal include (i) 55,075 Shares beneficially held for Clal's own account and (ii) 2,179,921 Shares held for members of the public through, among others, provident funds and/or pension funds and/or insurance policies, which are managed by subsidiaries of Clal. These subsidiaries operate under independent management and make independent voting and investment decisions.

(5)    This amount (i) does not include any Shares that may be deemed to be beneficially owned by Michael Federmann or David Federmann as described in footnote (2) above and (ii) includes Shares held by one of our directors and Shares held by the spouse of a second director, but the second director disclaims beneficial ownership over the spouse's Shares.

(6)The Company’s 2018 Equity Incentive Plan for Executive Officers (the “2018 Equity Plan”) includes a mandatory “Net Exercise Mechanism” that entitles the recipients to exercise options for the number of shares determined based on the excess, if any, of the fair market value of the shares underlying such options over the exercise price of such options, calculated based on the date of exercise. The number of Shares reflected above as owned by all executive officers and directors as a group was calculated based on a hypothetical exercise on June 20, 2023, which is a theoretical date. The number of Shares that will actually be issued will vary, depending on the date of exercise and the market price of the Shares on such date. The aggregate number of options granted to executive officers that are exercisable on or within 60 days following June 20, 2023 is 333,490 options.

DIRECTOR INDEPENDENCE CRITERIA

The Audit and Financial Statements Review Committee of the Board (the “Audit Committee”) performs the functions of an audit committee contemplated under the Companies Law and under the applicable rules of the U.S. Securities and Exchange Commission (the “SEC”).

Under the Nasdaq Marketplace Rules (the “Nasdaq Rules”) applicable to the Company, a majority of the members of the Board must satisfy certain independence criteria, with such criteria heightened for those members of the Board who are members of our Audit Committee and our Compensation Committee. In addition, in accordance with the Nasdaq Rules, the Corporate Governance and Nominating Committee of the Board, consisting in its entirety of directors meeting the independence criteria for directors as defined by the Nasdaq Rules, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board.

Each of the Corporate Governance and Nominating Committee and the Board has determined that three of the nominees for election as members of the Board (Mr. Ehud (Udi) Adam, Mrs. Tzipi Livni and Prof. Ehood (Udi) Nisan) and both External Directors (Mr. Noaz Bar Nir and Mrs. Bilha (Billy) Shapira) satisfy the independence criteria under the Nasdaq Rules.

In addition, in accordance with the Companies Law, a majority of the members of our Audit Committee must qualify as “Independent Directors” under the Companies Law, and the Audit Committee must also include all “External Directors” of the Company, one of whom must serve as Chair of the Audit Committee.

Each of the Audit Committee and the Board has determined that Mr. Adam, Mrs. Livni and Prof. Nisan satisfy the criteria of an “Independent Director” under the Companies Law and that the External Directors Mr. Bar Nir and Mrs. Shapira satisfy the independence criteria for External Directors under the Companies Law.

PROPOSAL 1 – ELECTION OF DIRECTORS
At the Meeting, the following seven individuals, who are not External Directors, are nominated to be elected to the Board: Mr. Michael Federmann, Mr. Ehud (Udi) Adam, Mrs. Rina Baum, Mr. David Federmann, Mrs. Tzipi Livni, Mr. Dov Ninveh and Prof. Ehood (Udi) Nisan. Also, if elected to another term as a Director, Mr. David Federmann will serve as Chair of the Board as of such election.

Prof. Yuli Tamir has not been nominated for re-election to the Board and her term will expire at the close of the Annual General Meeting of Shareholders.

The Companies Law requires that a person will not be elected and will not serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the specific needs and size of the company.

A general shareholders’ meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, will not be convened unless the person nominated to be so appointed has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided.

Each of the proposed nominees, Mr. Michael Federmann, Mr. Adam, Mrs. Baum, Mr. David Federmann, Mrs. Livni, Mr. Ninveh and Prof. Nisan, has declared to the Company that he or she complies with the required qualifications under the Companies Law for appointment as a member of the Board, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the Board, taking into consideration, among other factors, the specific needs and size of the Company. In addition, Mr. Adam, Mrs. Livni and Prof. Nisan, each has also declared that he or she complies with the criteria of an Independent Director under the Companies Law.

As mentioned above under “DIRECTOR INDEPENDENCE CRITERIA,” three of these nominees (Mr. Adam, Mrs. Livni and Prof. Nisan) satisfy the independence criteria for board members under the applicable Nasdaq Rules as well as the criteria of an Independent Director under the Companies Law.

The Corporate Governance and Nominating Committee has recommended to the Board that each of the above-named nominees be nominated for election to the Board. The recommendation is in line with the policies adopted by the Board with respect to diversity and limitations on other board memberships of its members.
The Board has approved the recommendation of the Corporate Governance and Nominating Committee with respect to the above list of nominees.
Each nominee so elected as a Director will hold office until the close of the next Annual General Meeting of Shareholders and until his or her successor is elected and qualified, unless any Director’s office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Articles of Association.
In accordance with the Company’s compensation policy, approved by the Company’s shareholders in April 2021 (the “Compensation Policy”), and in accordance with the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000 (the “Relief Regulations”), the Company’s Compensation Committee and the Board have approved payment to the Company’s current and future directors (including Mr. Michael Federmann, who may be considered a direct or indirect Controlling Shareholder of the Company, and his son, Mr. David Federmann) of compensation for their service as directors, in accordance with maximum regulatory rates payable to External Directors under Israeli law for companies similarly classified based on their equity as may from time to time be updated by the Israeli regulations.

As a result, if elected, each of the Company’s Directors will be entitled to an annual fee of NIS 120,125 (equal to approximately $33,280) and a per meeting fee of NIS 4,625 (equal to approximately $1,280), which reflect the current fee levels mentioned above, linked to the Israeli consumer price index. Compensation payments to directors are made either directly to the director or to his or her employing company.

Five of the nominees (Mr. Adam, Mrs. Baum, Mrs. Livni, Mr. Ninveh and Prof. Nisan) will be covered by the indemnification letters and exemption letters as previously approved by the Company’s shareholders. Subject to the approval of the extension of the Indemnification Letters (as defined below) of Mr. Michael Federmann and Mr. David Federmann under Proposal 3 of this Proxy Statement, and the approval of the extension of the Exemption Letters (as defined below) of Mr. Michael Federmann and Mr. David Federmann under Proposal 4 of this Proxy Statement, Mr. Michael Federmann and Mr. David Federmann will also continue to be covered by both the Indemnification Letters and Exemption Letters.

In addition, in accordance with the Compensation Policy, each of the Company’s Directors (including Mr. Michael Federmann, who may be considered a direct or indirect Controlling Shareholder of the Company, and his son, Mr. David Federmann) is and will be covered by a directors and officers liability insurance policy, to be purchased from time to time by the Company in compliance with the provisions of the Compensation Policy, the Companies Law and the Relief Regulations.

The nominees, their respective ages as of June 20, 2023 and the years in which they became Directors of the Company are as follows:

Name	Age	Director Since
Michael Federmann (Chair)	79	2000
Ehud (Udi) Adam	65	2023**
Rina Baum	77	2001
David Federmann	48	2007
Tzipi Livni	64	-
Dov Ninveh	76	2000*
Ehood (Udi) Nisan	55	2016
* was not a member of the Board from April to October 2013.
** was appointed by the Board as a director effective on June 25, 2023 following the completion by Mr. Yoram Ben-Zeev of the nine years of service as an Independent Director provided by the Companies Law.

Background information on each of the seven nominees is as follows:

Michael Federmann. Michael Federmann has served as chair of the Board since 2000. Since 2002 he has served as chair and CEO of Federmann Enterprises Ltd. (FEL), a privately-owned Israeli company in which Mr. Federmann has held managerial positions since 1969. FEL, directly and through subsidiaries, holds a diversified portfolio of investments, including ownership of approximately 44.15% of the Company’s outstanding shares. FEL also has ownership interests in Dan Hotels Ltd. (Dan Hotels), an Israeli hotel chain, Freiberger Compound Materials GmbH (Freiberger), a German company engaged in the supply of materials for the semi-conductor industry, as well as several financial, real estate and venture capital investments. Mr. Federmann also serves as a director of Dan Hotels and of Freiberger. He serves as the president of the Germany – Israel Chamber of Industry and Commerce, was awarded the Order of Merit of the Federal Republic of Germany and is an Honorary Commander of the Order of the British Empire (CBE). Michael Federmann is the father of David Federmann, the vice chair of the Board. Mr. Federmann holds a bachelor’s degree in economics and political science from the Hebrew University of Jerusalem (the Hebrew University), which has also awarded him an honorary doctorate in philosophy.

Ehud (Udi) Adam. Ehud (Udi) Adam has served as a strategic consultant to various public and private companies in the technology sector since June 2020. From 2016 until May 2020, Mr. Adam served as director general of the Israeli Ministry of Defense. Since 2020, Mr. Adam has served as a director of Arma Ferrea Ltd., a company that develops and manufactures reactive armor systems, and as a director of Arma Kinetica Ltd., a company in the field of kinetic energy solutions. Since 2020, he has also served as chair of the board of Armalux Ltd., a company that engages in the field of laser systems. Since 2022, Mr. Adam has served as chair of the board of Ecology for Protected Community Ltd., a company that employs people with special needs to collect electronic waste. Since 2021, Mr. Adam has served as the chair of a public committee of the Geophysical Institute of Israel and, since 2011, he has served as president of "Midor Ledor", a non-profit community association. In 2016, Mr. Adam served as chair of the board of IMI Systems Ltd., formerly an Israeli government owned defense company later acquired by the Company. Mr. Adam served for 31 years in the Israeli Defense Forces, where he holds the rank of major general (reserves), and served as head of the Technological and Logistics Directorate and as head of the Northern Command. Mr. Adam holds a bachelor of arts degree in political science and government from Bar-Ilan University and a master’s degrees in military and strategic leadership from Ecole de Guerre Paris. Mr. Adam serves as chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee and the Audit and Financial Statements Review Committee.

Rina Baum. Rina Baum is vice president of FEL and has served as a director and CEO of Uni-bit Insurance Agency (1983) Ltd. She serves as a director of Dan Hotels and Etanit Building Products Ltd. (Etanit) and holds other managerial positions with investee companies of FEL. Mrs. Baum holds a law degree (LL.B) from the Hebrew University.

David Federmann. David Federmann has served as vice chair of the Board since 2015. He has served in various management capacities at FEL since 2000. He currently serves as chair of the board of Freiberger and as a member of the boards of directors of Dan Hotels, BGN Technologies Ltd. (the technology transfer company of Ben-Gurion University), and several other private companies. David Federmann is the son of Michael Federmann, chair of the Board. Mr. Federmann holds a bachelor’s degree in mathematics and philosophy from New York University.

Tzipi Livni. Tzipi Livni has served as an external director of Bezeq the Israeli Telecommunication Corp. Ltd., the largest telecommunications company in Israel, and as a director of its subsidiaries – Bezeq International Ltd., Yes TV and Communications Services Ltd. and Pelephone Communications Ltd.– since April 2021. Mrs. Livni has also served as a director of the Institute for National Security Studies, a research institution affiliated with Tel Aviv University, since June 2021 and has been a member of the advisory board of Seevix Material Sciences Ltd., a biotechnology company since October 2021. Since March 2023, Mrs. Livni has served as a member of the board of trustees of Nizami Ganjavi International Center, a non-profit organization that promotes collaboration among different cultures and civilizations and since 2018, she has served as a member of the board of trustees of the International Crisis Group. Mrs. Livni is a member of the Multinational Cyber Action Committee and the Aspen Cybersecurity Group, and serves as a member of the global steering committee of Campaign for Nature and the Aspen Ministers Forum. Mrs. Livni is also an international speaker and strategic advisor and was a fellow at the Harvard Kennedy School in Boston in 2019. Between 1999 and 2019, Mrs. Livni held various political and ministerial positions in Israel, including the Minister of Foreign Affairs and Vice Prime Minister, Minister of Justice, Minister of Regional Cooperation, Minister of Immigrants Absorption, Minister of Housing and Construction and Minister of Agriculture, and was a member of the Security Cabinet and leader of the opposition in the Israeli Knesset. Prior to this time, she was Head of the Government Companies Authority and practiced law. Tzipi Livni holds a law degree (LL.B.) from Bar-Ilan University. If elected, Mrs. Livni will serve as a member of the Audit and Financial Statements Review Committee of the Board.

Dov Ninveh. Dov Ninveh served as chief financial officer and a manager of FEL from 1994 until 2020 and as the general manager of Heris Aktiengesellschaft from 2012 until 2021. He serves as a member of the board of directors of Etanit and Freiberger. Mr. Ninveh served as a director of Dan Hotels from 2003 until 2022. From 1996 until 2000 he served as director of Elop Electro-Optic Industries Ltd. (Elop) and from 1989 to 1994, he served as deputy general manager of Etanit. Mr. Ninveh holds a bachelor of science degree in economics and management from the Israel Institute of Technology (the Technion).

Professor Ehood (Udi) Nisan. Prof. Ehood (Udi) Nisan is a professor in the School of Public Policy and Government of the Hebrew University. He is an External Director of Harel Insurance Finance Services Ltd. and Rekah Pharmaceutical Industry Ltd. He is a member of the board of Bezalel Academy of Art and chair of its finance committee, and, since April 2023, he is also the chair of the board of Hebrew University Assets Ltd. From 2014 until 2021, he served as a member of the board of the Jerusalem Biblical Zoo. From 2013 to 2016, he was the chair of the board of directors of Delek, The Israel Fuel Corporation Ltd. From 2009 to 2011, Prof. Nisan was the director of the national budget department of the Israeli Ministry of Finance, and from 2007 to 2009, he served as the director of the Government Companies Authority. Prior to that, he served in various executive positions in the Israeli Ministry of Finance and served as a member and chair of several government and public committees, including as the CEO of the Jerusalem Development Authority from 1999 until 2002. Prof. Nisan holds bachelor’s and master’s degrees in economics and business administration, and a PhD in public economics and policy from the Hebrew University. During 2006 - 2007, Prof. Nisan completed his post-doctoral studies at Harvard University's Kennedy School, where he was also a Senior Fellow in 2011 - 2012. Prof. Nisan serves as a member of the Audit and Financial Statements Review Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law and is designated as an audit committee financial expert in accordance with SEC rules.

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to elect Mr. Michael Federmann, Mr. Adam, Mrs. Baum, Mr. David Federmann, Mrs. Livni, Mr. Ninveh and Prof. Nisan as Directors of the Company until the close of the next Annual General Meeting of Shareholders.”

The Board of Directors recommends that you vote FOR approval of all the nominees to the Board.

PROPOSAL 2 – RE-ELECTION OF MR. NOAZ BAR NIR FOR AN ADDITIONAL THREE-YEAR TERM AS AN EXTERNAL DIRECTOR
Under the Companies Law:

(1) (a)     Generally, each Israeli public company is required to appoint at least two External Directors. Among other requirements for public companies such as Elbit Systems, which is considered to have a Controlling Shareholder, a person may serve as an External Director if that person is not a Relative of the Controlling Shareholder of the company and if each of that person’s Relatives, partners and employers, or any person to whom that person is directly or indirectly subordinate, or any entity controlled by that person, did not have, on the date of the person’s appointment or at any time during the two years preceding that person’s appointment as an External Director, any Affiliation (as defined in the Companies Law) with (i) the company, (ii) any entity or person controlling the company on the date of the appointment, (iii) a Relative of the Controlling Shareholder or (iv) any entity controlled by the company or by the company’s Controlling Shareholders on the date of the appointment or at any time during the two years preceding his or her appointment.

“Affiliation” means (subject to certain exceptions provided in regulations promulgated under the Companies Law): (i) an employment relationship, (ii) a business or professional relationship maintained on a regular basis (excluding insignificant relationships), (iii) control and (iv) service as an office holder, excluding a director appointed in order to serve as an External Director of a company that is about to offer its shares in an Initial Public Offering.

For the definitions of “Relative” and “Controlling Shareholder” under the Companies Law, please see above “– QUORUM AND VOTING REQUIREMENTS.”
(b)    A person may not serve as an External Director if that person or that person’s Relative, partner, employer, any person to whom he or she is directly or indirectly subordinate, or any entity controlled by that person, has business or professional relationships with an entity with which an Affiliation is prohibited (as stated in the Companies Law), even if such relationship is not on a regular basis (other than a negligible relationship). Furthermore, a person who received compensation for his or her service as a director of a company, directly or indirectly, other than the permitted compensation for an External Director under the Companies Law, may not serve as an External Director of that company.
(c)    A person may serve as an External Director if and so long as (i) no conflict of interest exists or may exist between his or her responsibilities as a member of the board of directors of the company and his or her other positions or business activities and so long as such positions or business activities do not impair his or her ability to serve as a director, (ii) no director of the company is an External Director of another company in which that person is a director, or (iii) the person is not an employee of the Israel Securities Authority or of the TASE.

(2)        Any committee of the Board authorized to exercise powers of the Board must include at least one External Director, and all External Directors must be members of the audit committee and the compensation committee.

(3)    In general, at least one External Director must have “accounting and financial expertise,” and the other External Director(s) must have “professional competence.” However, in companies such as the Company, that are “dually listed” (for example, traded on a stock exchange in both Israel and the U.S.), if one or more other directors who meet the independence criteria applicable to members of the audit committee under the applicable foreign law (including stock exchange rules) have been determined by the board of directors to have financial and accounting expertise then it is permissible for all of the External Directors to have only “professional competence.” Under the regulations of the Companies Law, a director has “financial and accounting expertise” if he or she, based on his or her education, experience and qualifications, has a high level of proficiency in, and understands, business accounting matters and financial statements, in a manner that enables him or her to have an in-depth understanding of the company’s financial statements and to stimulate discussion in respect of the manner in which the financial data is presented. The evaluation of the accounting and financial expertise of a director is made by the board of directors taking into account, inter alia, the parameters specified under such regulations. A director has “professional competence” if he or she has (i) an academic degree in either economics, business administration, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an external director, or (iii) at least five years’ experience in a senior position in the business management of a corporation with a substantial scope of business, in a senior position in public service or in the field of the company’s business. The evaluation of the professional competence of a director is made by the board of directors.

(4)    External Directors serve for a three-year term following which they may stand for re-election of up to two additional terms of three years each. In accordance with the Israeli Concessions Regulations, dual-listed companies, such as the Company, may have their External Directors elected for additional terms of up to three years each, subject to fulfillment of certain conditions.
Mr. Noaz Bar Nir has served as an External Director of the Company since August 10, 2020, and his term of office as an External Director expires in August 9, 2023. Mr. Bar Nir is considered by the Board to have “accounting and financial expertise,” as described above.
The Companies Law requires that a person will not be elected and will not serve as a director, including as an External Director, in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the special needs and size of the company. A general shareholders’ meeting of a company whose shares are publicly traded, at which the appointment of a director, including an External Director, is to be considered, will not be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided and, in case such nominee is an External Director, such nominee has also declared that he or she complies with the applicable independence criteria under the Companies Law to serve as an External Director.
Mr. Bar Nir, the proposed nominee for re-election, has declared to the Company that he complies with the required qualifications under the Companies Law for election as an External Director, detailing his applicable qualifications and that he is capable of dedicating the appropriate amount of time for the performance of his role as a member of the Board.
In addition, the Corporate Governance and Nominating Committee and the Board have each determined that Mr. Bar Nir meets the applicable criteria for External Directors under the Companies Law and that, as mentioned above under “Director Independence Criteria and Corporate Governance and Nominating Committee,” he also meets the board of directors’ independence criteria under Nasdaq Rules. Our Board has also determined that Mr. Bar Nir qualifies as audit committee financial expert in accordance with SEC rules.
The Corporate Governance and Nominating Committee and the Board have each recommended that Mr. Bar Nir be nominated for re-election as an External Director for a three-year period. The nomination is consistent with policies adopted by the Board with respect to director diversity and limitations on other board memberships. If re-elected as an External Director, Mr. Bar Nir will hold office for an additional three-year period commencing as of August 10, 2023, unless his office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Articles of Association. If for any reason he should be unable to serve, another person will be elected in accordance with applicable law.
In accordance with the Company’s Compensation Policy, the Company’s Compensation Committee recommended and the Board approved that Mr. Bar Nir will be entitled to continue to receive payment in accordance with maximum regulatory rates payable to External Directors under Israeli law for companies similarly classified based on their equity as may be from time to time updated by the Israeli regulations. As a result, if elected for a second term as an External Director, Mr. Bar Nir will be entitled to an annual fee of NIS 120,125 (equal to approximately $33,280) and a per meeting fee of NIS 4,625 (equal to approximately $1,280) which reflect the current fees levels mentioned above, linked to the Israeli consumer price index.
In addition, if elected as an External Director, Mr. Bar Nir will continue to be covered by any directors and officers liability insurance in effect as of the date of his election and thereafter purchased by the Company from time to time in accordance with the provision of the Compensation Policy. Also, if elected as an External Director, he will continue to be covered by the indemnification letter and exemption letter as previously approved by the Company’s shareholders.
Mr. Bar Nir is one of two External Directors of the Company. The other External Director, Mrs. Bilha (Billy) Shapira, is not currently standing for re-election and will continue to serve as an External Director until November 19, 2025.
Background information regarding Mr. Bar Nir, who is 59 years old on the date of this Proxy Statement, is as follows:

    Noaz Bar Nir. (External Director). Noaz Bar Nir has served as a director of Yad Ben Zvi, a research institute and publishing house in Jerusalem, since June 2022 and of Radio Ashams FM Ltd., a regional radio station located in northern Israel, since January 2019. From 2018 until 2022 (and also from 2016 to 2017), Mr. Bar Nir served as a director of Remedor Biomed Ltd., a company specializing in advanced treatment of wounds, and from November 2018 until December 2020, he served as a director of Genefron Ltd., a company in the field of genomic-based personal medicine. Since February 2019, Mr. Bar Nir has served as a business consultant for various private and public entities in the areas of medicine and tourism and is a lecturer on health systems management in the Netanya Academic College. From 2017 to 2018, Mr. Bar Nir served as CEO of Clalit Health Services Ltd. (Clalit), Israel’s largest health organization, and as chair of the boards of Clalit’s subsidiaries S.L.H Medical Services Ltd., Mor – The Institution of Medical Information Ltd. and Clalit - Medical Engineering Ltd. From 2009 to 2017, he served in various senior executive positions and as chair of several companies in the fields of health and tourism, including as CEO of the Israel Hotel Association and of Harokeah Ltd., as chair of the board of Shfayim Hotel Ltd. and Shfayim Park Ltd. and as director general of the Israeli Ministry of Tourism. Prior to that, Mr. Bar Nir held various financial positions, including as chief financial officer and as head of the budgets, economics and cost accounting department of Clalit. He also held several positions in the Israeli Ministry of Finance. Mr. Bar Nir holds a bachelor’s degree in economics and an

MBA, with proficiencies in financing, information systems and accounting, from the Hebrew University. Mr. Bar Nir serves as chair of the Audit and Financial Statements Review Committee of the Board and as a member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law and is designated as an audit committee financial expert in accordance with SEC rules.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to elect Mr. Noaz Bar Nir as an External Director of the Company for an additional three-year term ending August 9, 2026.”
The Board recommends a vote FOR approval of the Proposal.

PROPOSAL 3 – EXTENDING THE INDEMNIFICATION LETTERS OF MR. MICHAEL FEDERMANN AND
MR. DAVID FEDERMANN BY AN ADDITIONAL THREE YEARS
In December 2020, the shareholders of the Company approved the extension of indemnification letters to Mr. Michael Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and to his son, Mr. David Federmann (the “Indemnification Letters”). The Indemnification Letters consist of the same terms and scope as the indemnification letters approved by the Company’s shareholders in November 2011 to be granted to directors of the Company as nominated from time to time.
The Indemnification Letters contain the Company’s undertaking, subject to any applicable law and the Company’s Articles of Association, to indemnify Messrs. Federmann for certain liabilities and expenses incurred by them due to their roles in the Company, its subsidiaries or its affiliates, up to an aggregate indemnification amount for all office holders of 25% of the Company’s equity, based on the Company’s most recent annual financial statements on a consolidated basis. The Indemnification Letters are subject to standard exceptions, procedures and qualifications.
According to the Companies Law, the grant of an indemnification letter to a director that may be considered as a direct or indirect controlling shareholder of that company, or his or her relative, requires re-approval every three years by the Company’s Compensation Committee, Board of Directors and shareholders.
On June 18, 2023, the Compensation Committee and the Board approved the extension of the Indemnification Letters of Mr. Michael Federmann and Mr. David Federmann, on the basis that (i) the Indemnification Letters are in the best interests of the Company, as they generally assist the Company to attract and maintain qualified directors, (ii) the granting of such Indemnification Letters to directors is a common practice and (iii) the terms and conditions of the Indemnification Letters are identical to the terms of the indemnification letters provided to all other directors of the Company.
At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to extend the Indemnification Letters of Mr. Michael Federmann and Mr. David Federmann for an additional three years commencing on December 1, 2023.”
The Board recommends a vote FOR approval of the Proposal.

PROPOSAL 4 – EXTENDING THE EXEMPTION LETTERS OF MR. MICHAEL FEDERMANN AND
MR. DAVID FEDERMANN BY AN ADDITIONAL THREE YEARS
In April 2021, the shareholders of the Company approved the grant of exemption letters to Mr. Michael Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and to his son, Mr. David Federmann (the “Exemption Letters”). The Exemption Letters consist of the same terms and scope as the exemption letters approved by the Company’s shareholders in April 2021 to be granted to directors of the Company as nominated from time to time.

The Exemption Letters contain the Company’s undertaking, subject to any applicable law and the Company’s Articles of Association, to exempt Messrs. Federmann from liabilities arising from violations of their duty of care to the Company, provided that an exemption will not apply to a decision or transaction in which a controlling shareholder, executive officer or director of the Company (even a different one than the one who is exempted) has a personal interest.

According to the Companies Law, the grant of an Exemption Letter to a director that may be considered as a direct or indirect controlling shareholder of that company, or his or her relative, requires re-approval every three years by the Company’s Compensation Committee, Board of Directors and shareholders.

On June 18, 2023, the Compensation Committee and the Board approved the extension of the Exemption Letters of Mr. Michael Federmann and Mr. David Federmann, on the basis that (i) the Exemption Letters are in the best interests of the Company, as they generally assist the Company to attract and maintain qualified directors, (ii) the granting of such Exemption Letters to directors is a common practice, and (iii) the terms and conditions of the Exemption Letters are identical to the terms of the exemption letters provided to all other directors of the Company.

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, to extend the Exemption Letters of Mr. Michael Federmann and Mr. David Federmann for an additional three years commencing on April 7, 2024.”
The Board recommends a vote FOR approval of the Proposal.

PROPOSAL 5 - RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023 AND UNTIL THE CLOSE OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS
Following the recommendation by the Audit and Financial Statements Review Committee of the Board, sitting as the Financial Statements Review Committee, and the Board, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global Certified Public Accountants, will be re-appointed as the independent auditor of the Company for the fiscal year ending December 31, 2023 and until the close of the next Annual General Meeting of Shareholders. A representative of the independent auditor will be present at the Meeting and will be available to respond to appropriate questions from shareholders. Such auditor served as the Company’s auditor for the fiscal year ended December 31, 2022 and has no relationship with the Company, or with any affiliate of the Company, except as its auditor, and except certain other engagements that do not affect its independence.

Under the Company’s Articles of Association, the independent auditor’s fees will be set and approved by the Board after receipt of the recommendations of the Audit Committee.

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, that the Company’s independent auditor, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, is appointed as the independent auditor of the Company for the fiscal year ending December 31, 2023 and until the close of the next Annual General Meeting of Shareholders.”

The Board of Directors recommends that you vote FOR approval of this resolution.

EXECUTIVE COMPENSATION

For information regarding compensation paid to our five most highly compensated Office Holders (as defined in the Companies Law) in 2022, please see Item 6 of our annual report on Form 20-F (the “2022 Annual Report”) filed with the SEC and with the ISA on May 1, 2023, and which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS.”

ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED

At the Meeting the Company will present or report on the following matters relating to fiscal year ended December 31, 2022:

(a)its consolidated financial statements for the fiscal year ended December 31, 2022, which are included in the Company’s 2022 Annual Report, which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS.”

(b)the dividend paid to its shareholders;

(c)the compensation paid to the Company’s directors; and

(d)the compensation arrangement with the Company’s independent auditor.

CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022, which will be presented for discussion at the Meeting, are included in the Company’s 2022 Annual Report. Shareholders may receive a paper copy of the 2022 Annual Report, free of charge, upon request to the Company’s Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. The 2022 Annual Report (and the financial statements included therein) are not a part of this Proxy Statement. The SEC maintains an Internet site (https://www.sec.gov/) that contains reports, proxy and information statements and other information that the Company files electronically with the SEC. As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related to the furnishing and content of proxy statements. The availability of this Proxy Statement should not be taken as acknowledgment that we are subject to the proxy rules under the Exchange Act.

Shareholders may also review a copy of the Company’s filings with the ISA, including the Company’s 2022 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, on the website of TASE at https://maya.tase.co.il/, and on the website of the Company, at www.elbitsystems.com. The contents of our website are not a part of this Proxy Statement.

By Order of the Board

MICHAEL FEDERMANN

Chair of the Board of Directors

BEZHALEL MACHLIS

President and Chief Executive Officer

Date: June 27, 2023